Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173636

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 21, 2011)

MEDIUM-TERM NOTES, SERIES T (SENIOR)
MEDIUM-TERM NOTES, SERIES U (SUBORDINATED)
Due Nine Months or More From Date of Issue

U.S. Bancorp may at any time offer senior medium-term notes, Series T, and subordinated medium-term notes, Series U. The specific terms of each note offered will be included in a pricing supplement. The notes offered will specify whether they are senior or subordinated notes and, unless the applicable pricing supplement specifies otherwise, they will have the following general terms:

•	The notes will mature nine (9) months or more from the date of issue.

•	The notes will bear interest at either a fixed or floating rate or will be zero coupon notes. Floating rate interest will be based on one or more of the following base rates, adjusted by a spread or a spread multiplier, or both:

•	commercial paper rate	•	prime rate

•	federal funds rate	•	certificate of deposit, or CD, rate

•	London interbank offered rate, or LIBOR	•	treasury rate

•	Euro interbank offered rate, or EURIBOR	•	constant maturity treasury, or CMT, rate

•	any other rate specified in the applicable pricing supplement.

•	The notes will be denominated in U.S. dollars or any foreign currency that we specify. Notes denominated in U.S. dollars will be issued in minimum denominations of $1,000, or any integral multiple of $1,000.

•	We may redeem the notes if specified in the applicable pricing supplement.

•	Zero coupon notes will not pay interest.

•	Each note will be represented either by a registered global note held by or on behalf of The Depository Trust Company or by a certificate issued in definitive form.

•	The notes may be issued at a discount from the principal amount payable at maturity and will constitute original issue discount notes.

U.S. Bancorp will pay an agent a commission in respect of any notes sold to or through such agent as agreed upon between U.S. Bancorp and such agent at the time of sale. Actual commissions payable in respect of any sale of notes will be specified in the applicable pricing supplement.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not secured. Potential purchasers of the notes should consider the information set forth in the “Risk Factors” section beginning on page S-2 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Offers to purchase the notes may be solicited from time to time by the agents listed below. We may sell notes to the agents as principal for resale at varying or fixed offering prices or through the agents who will use their reasonable efforts on our behalf. We also reserve the right to offer and sell notes directly to investors on our own behalf and to appoint other agents. There is no established trading market for the notes and there is no assurance that the notes will be sold and that a secondary market for the notes will develop.

Because our affiliate, U.S. Bancorp Investments, Inc., may be participating in sales of the notes, the offering is being conducted in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121, as administered by FINRA. Each offering of the notes will be conducted in compliance with the applicable requirements of Rule 5121.
U.S. Bancorp Investments, Inc.

BofA Merrill Lynch	Goldman, Sachs & Co.	nabSecurities, LLC
Barclays Capital	HSBC	RBC Capital Markets
Citi	J.P. Morgan	RBS
Credit Suisse	Keefe, Bruyette & Woods	UBS Investment Bank
Deutsche Bank Securities	Morgan Stanley	Wells Fargo Securities

April 21, 2011

Neither we nor the agents have authorized anyone to provide you with any information or to make any representation not contained in or incorporated by reference into this prospectus supplement, the attached prospectus or any pricing supplement that we may file with the Securities and Exchange Commission in connection with an offering. Neither we nor the agents take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than their respective dates.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement and the attached prospectus to “USB,” “we,” “us” and “our” refer to U.S. Bancorp. If we have used but not defined certain terms in this prospectus supplement or the attached prospectus, such terms shall have the meanings contained in the indentures described below.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement sets forth certain terms of the notes that we may offer, and it supplements the general information contained in the attached prospectus. This prospectus supplement supersedes the attached prospectus to the extent that it contains information which differs from the information in the attached prospectus.

Each time we issue notes, we will provide a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes that we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement and the attached prospectus to the extent that it contains information which differs from the information contained in this prospectus supplement or the attached prospectus.

In making your investment decision, it is important for you to read and consider all information contained in this prospectus supplement, the attached prospectus and the applicable pricing supplement. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” on page 1 of the attached prospectus.

RISK FACTORS

Your investment in the notes will involve certain risks. This prospectus supplement and the attached prospectus do not describe all of those risks. In addition to the risk factors and other information concerning our business included in Exhibit 13 to our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in the attached prospectus, you should, in consultation with your own financial and legal advisors, carefully consider the following discussion of risks and the section entitled “Foreign Currency Risks” in this prospectus supplement before deciding whether an investment in the notes is suitable for you. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these investment risks.

The notes are structurally subordinated to debt of our subsidiaries, and payments related to the notes will be dependent upon our subsidiaries.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in the distribution or allocation of the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. Claims from creditors (other than us), against the subsidiaries, may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The notes are not obligations of, nor guaranteed by, our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes. The indentures relating to the notes do not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock.

The notes are our obligations but our assets consist primarily of equity in our subsidiaries and, as a result, our ability to make payments on the notes depends on our receipt of dividends, loan payments and other funds from our subsidiaries. The payment of dividends by a bank subsidiary is subject to federal law restrictions as well as to the laws of such subsidiary’s state of incorporation. Our bank subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

Subordinated notes have limited acceleration rights.

Holders of subordinated notes do not have the right to declare notes in default and may accelerate payment of indebtedness only upon our bankruptcy or reorganization. In addition, the holders of senior notes may declare those notes in default and accelerate the due date of those notes if an event of default shall occur and be continuing. which may adversely impact our ability to pay obligations on subordinated notes.

You may not be able to sell your notes if an active trading market for the notes does not develop.

There is currently no secondary market for the notes. The agents currently intend to make a market in the notes as permitted by applicable laws and regulations. However, they are not obligated to do so, and they may discontinue their market-making activities at any time without notice. Additionally, certain of the agents may be restricted in their market-making activities. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

We may choose to redeem the notes when prevailing interest rates are relatively low.

If your notes are redeemable at our option, we may choose to redeem your notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

The trading value of the notes may be less than the principal amount of the notes.

The trading market for, and trading value of, the notes may be affected by a number of factors. These factors include, but are not limited to:

•	our financial performance;

•	the level of liquidity of the notes;

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	any redemption features of the notes;

•	the market for similar securities; and

•	the level, direction, and volatility of market interest rates generally.

The only way to liquidate your investment in the notes prior to maturity will be to sell the notes. At that time, there may be an illiquid market for the notes or no market at all.

Changes in our credit ratings may affect the value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Hedging activities may affect your return at maturity and the market value of the notes.

Hedging activities may affect trading in the notes. At any time, we or our affiliates may engage in hedging activities contemporaneously with an offering of the notes. This hedging activity, in turn, may increase or decrease the value of the notes. In addition, we or our affiliates may acquire a long or short position in the notes from time to time. All or a portion of these positions may be liquidated at or about the time of the maturity date of the notes. The aggregate amount and the composition of these positions are likely to vary over time. We have no reason to believe that any of our activities will have a material effect on the notes. However, we cannot assure you that our activities or the activities of our affiliates will not affect the prices at which you may sell your notes.

There are potential conflicts of interest between investors in the notes and the calculation agent.

U.S. Bank Trust National Association, our affiliate, will serve as the calculation agent for the notes. The calculation agent will, among other things, decide the amount, if any, of the return paid to investors on the notes. The calculation agent will exercise discretion and judgment in performing its duties. Absent manifest error, all determinations by the calculation agent will be final and binding on investors, without any liability on our part. So long as we or any of our affiliates is the calculation agent, investors will not be entitled to any compensation from us for any loss suffered as a result of any determinations by the calculation agent, even though the calculation agent may have a conflict of interest at the time of such determinations.

The amount of interest we may pay on the notes may be limited by state law.

New York law governs the notes. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes. Under present New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested. Floating rate notes may not have a stated rate of interest and may exceed this limit. While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, our anticipated future revenue and expenses and our future plans and prospects. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues and the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be impacted by effects of recently enacted and future legislation and regulation. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

U.S. BANCORP

We are a multi-state financial holding company, headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services through our subsidiaries, including lending and depository services, cash management, foreign exchange and trust and investment management services. Our subsidiaries also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. We are the parent company of U.S. Bank National Association and U.S. Bank National Association ND.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and the contact telephone number is (866) 775-9668.

We refer you to the documents incorporated by reference in the attached prospectus, as described in the section “Where You Can Find More Information,” for more information about us and our businesses.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of the notes offered by this prospectus supplement for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future subsidiaries, repayment of maturing obligations and refinancing of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The consolidated ratios of earnings to fixed charges for us and our subsidiaries for each of the periods indicated are as follows:

	Year Ended December 31,
	2010	2009	2008	2007	2006

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.43	2.36	2.40	2.65	3.14
Including interest on deposits	2.59	1.83	1.85	1.95	2.23

For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest.

DESCRIPTION OF NOTES

The following is a description of certain terms of the notes offered hereby which does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the indentures referred to below. The particular terms of the notes sold under any pricing supplement will be described in that pricing supplement. The terms and conditions stated in this section will apply to each note unless the applicable pricing supplement indicates otherwise. References to interest payments and interest-related information do not apply to the zero coupon notes defined below.

At our option, we may issue the notes as medium-term notes, Series T, which will represent the senior notes, or as medium-term notes, Series U, which will represent the subordinated notes. We will issue the senior notes under a senior indenture, dated October 1, 1991, as amended or supplemented from time to time, between us and Citibank, N.A., as senior trustee. We will issue the subordinated notes under a subordinated indenture dated October 1, 1991, as amended by a first supplemental indenture dated April 1, 1993, and as further amended or supplemented from time to time, between us and Citibank, N.A., as subordinated trustee. The indentures are qualified under the Trust Indenture Act of 1939, as amended. In this prospectus supplement, the senior indenture and the subordinated indenture are referred to collectively as the indentures, and the senior trustee and subordinated trustee are referred to collectively as the trustees. The indentures are exhibits to the registration statement of which this prospectus supplement and the attached prospectus are a part.

The Series T notes issued under the senior indenture will constitute a single series of senior securities under the senior indenture. The Series U notes issued under the subordinated indenture will constitute a single series of subordinated securities under the subordinated indenture. The notes will mature on a date that is nine (9) months or more from the date of issue, as stated in the applicable pricing supplement. The Series T notes will represent unsecured, unsubordinated debt of USB and will rank equally with all other unsecured and unsubordinated debt of USB. The Series U notes will represent unsecured, subordinated debt of USB and will rank junior to, and be subordinated to, all senior indebtedness of USB.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. Claims from creditors (other than us), against the subsidiaries, may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings.

The indentures do not limit the aggregate principal amount of debt securities that we may issue under them, nor the amount of other debt that we may issue.

We may from time to time, without your consent, reopen an outstanding tranche of notes and issue additional notes having the same terms and conditions as such outstanding notes (or the same terms and conditions except for the offering price, issue date and amount of the first interest payment).

Unless the applicable pricing supplement states otherwise:

•	the notes will mature on a business day that is nine months or more from the date of issue, but a note payable at the commercial paper rate will mature after at least nine months and one day from its date of issue;

•	we will pay interest on fixed rate notes semi-annually;

•	the Series U notes will mature after at least five years from their date of issue;

•	if the maturity date of any note or the interest payment date of any note (other than a floating rate note) specified in the applicable pricing supplement for such note is a day that is not a business day, interest, principal and premium, if any, will be paid on the next day that is a business day with the same force and effect as if made on the maturity date or the interest payment date, as the case may be, and no interest on that payment will accrue for the period from and after that maturity date or the interest payment date, as the case may be;

•	we will issue the notes at 100% of their principal amount;

•	holders will not be able to elect to have their notes repaid before the maturity date;

•	we will issue the notes, other than the foreign currency notes, in U.S. dollars;

•	we will issue the notes, other than the foreign currency notes, in fully registered form and in authorized denominations of $1,000 or any integral multiple of $1,000;

•	the principal, premium, and interest, if any, payable at maturity or at redemption on each note will be paid in immediately available funds when the note is presented at the corporate trust office of the paying agent; and

•	we will issue the notes as global securities registered in the name of a nominee of The Depository Trust Company, as depositary. We will refer to these notes as global notes in this prospectus supplement. We may also issue the notes in definitive registered form, without coupons, otherwise known as a certificated note, as described in the applicable pricing supplement.

The notes can be presented for payment of principal and interest, the transfer of the notes can be registered and the notes can be exchanged at the offices that we maintain for these purposes as described under the heading “— Interest and Principal Payments” below. However, global notes can be exchanged only in the manner and to the extent described under the heading “— Form of Notes; Book-Entry Notes” below.

The term “business day” means, and unless the applicable pricing supplement specifies otherwise, any day that is not a Saturday or Sunday and that is not a day that banking institutions in New York City are generally authorized or obligated by law or executive order to close. For LIBOR notes issued in U.S. dollars, a business day, with respect to any payment, is any day that is not a Saturday or Sunday and that is not a day that banking institutions in New York City are generally authorized or obligated by law or executive order to close, and is also a London business day, and with respect to an interest determination date, is a London business day. For notes denominated in a specified currency other than euro, the term business day means any day that is not a Saturday or Sunday and that is not a day that banking institutions in New York City are generally authorized or obligated by law or executive order to close, and is also a day on which commercial banks and foreign exchange markets settle payments in the principal financial center of the country of the relevant specified currency (if other than New York City). For notes denominated in euro, the term business day means any day that is not a Saturday or Sunday, and is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is operating, which we will refer to as a TARGET business day.

Unless otherwise specified in the applicable pricing supplement, the principal financial center of any country for the purpose of the foregoing definition is as provided in the 2000 ISDA Definitions, as amended and updated from time to time, published by the International Swaps and Derivatives Association, Inc. (which we will refer to as the ISDA definitions).

“London business day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

The applicable pricing supplement relating to each note will describe the following:

•	whether the note is a senior note or a subordinated note;

•	whether the note is being issued at a price other than 100% of its principal amount;

•	the principal amount of the note;

•	the date on which the note will be issued;

•	the date on which the note will mature;

•	whether the note is a fixed rate note, a floating rate note, or a zero coupon note;

•	any additional terms applicable to any foreign currency notes with respect to the payment of principal and any premium or interest for that note;

•	the annual rate at which the note will bear interest and the interest payment date and regular record date, if different from those described below;

•	whether the note is an original issue discount note, and if so, any additional provisions relating to this feature of the note;

•	whether the note may be redeemed at our option, and any provisions relating to redemption of the note;

•	whether the note will be represented by a certificated note and any provisions relating to this feature of the note;

•	the authorized denominations of foreign currency notes; and

•	any other terms of the note consistent with the provisions of the applicable indenture.

Unless the applicable pricing supplement specifies otherwise, neither indenture contains provisions specifically designed to protect holders in the event of a highly leveraged transaction involving us. Payment of the Series U notes may be accelerated only in the event of our bankruptcy or reorganization. Unless the applicable pricing supplement indicates otherwise, the subordinated note indenture does not provide for any right of acceleration of the payment of principal of the Series U notes if there is a default in the payment of principal or interest or in the performance of any covenant or agreement in the Series U notes or in the subordinated note indenture.

Interest and Principal Payments

Unless the applicable pricing supplement specifies otherwise, we will make payments of principal, interest owed, and premium, if any, with respect to any note, in U.S. dollars. If the specified currency for a note is other than U.S. dollars, we will (unless otherwise specified in the applicable pricing supplement) arrange to convert all payments in respect of that note into U.S. dollars in the manner described in the following paragraph. The holder of a note having a specified currency other than U.S. dollars may (if the applicable pricing supplement and that note so indicate) elect to receive all payments in respect of that note in the specified currency by delivery of a written notice to the paying agent for that note not later than fifteen calendar days prior to the applicable payment date. That election will remain in effect until revoked by written notice to the paying agent received not later than fifteen calendar days prior to the applicable payment date.

In the case of a note having a specified currency other than U.S. dollars, the amount of any U.S. dollar payment in respect of that note will be based on the bid quoted by the exchange rate agent as of 11:00 a.m., London time, on the second day preceding the payment date on which banks are open for business in London and New York City, for the purchase of U.S. dollars with the specified currency for settlement on the payment date of the aggregate amount of the specified currency payable to all holders of notes denominated other than in U.S. dollars and who are scheduled to receive U.S. dollar payments. If this bid quotation is not available, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in London or New York City selected by the exchange rate agent for this purchase. If the bids are not available, payment of the aggregate amount due to all holders of notes on the payment date will be made in the specified currency. All currency exchange costs will be borne by the holder of the note by deductions from these payments.

Except as provided under the heading “— Form of Notes; Book-Entry Notes” below, we will pay interest to the person in whose name a note, or any predecessor note, is registered at the close of business on the regular record date next preceding each interest payment date. Interest payable at maturity or upon redemption will be payable to the person to whom the principal will be payable.

The agent for payment, transfer and exchange of the notes, who will be referred to in this prospectus supplement as the paying agent, is U.S. Bank Trust National Association, one of our affiliates, acting through its corporate trust office in New York City, New York. Unless the applicable pricing supplement specifies otherwise, we will pay the principal, interest, and premium, if any, at maturity or redemption in immediately available funds to The Depository Trust Company, as depositary, or its nominee as the registered owner of the global notes representing the book-entry notes. But we may at our option, pay interest on any certificated note, other than interest at maturity or upon redemption, by mailing a check to the address of the person or entity entitled to the payment shown on our security register at the close of business on the regular record date related to the interest payment date.

Unless the applicable pricing supplement specifies otherwise, holders of U.S. $10,000,000 or more in aggregate principal amount of certificated notes will receive payments of interest, other than interest at maturity or upon redemption, by wire transfer of immediately available funds, if they have given appropriate wire transfer instructions to the paying agent in writing not later than the regular record date.

Except as provided under the heading “— Form of Notes; Book-Entry Notes” below, if the original issue date of a note is between a regular record date and an interest payment date, the initial interest payment will be made on the interest payment date following the next succeeding regular record date. We will make the interest payment to the registered holder on that next succeeding regular record date.

We can change interest rates and base rates, as defined below, from time to time but this change will not affect any note issued or note that we agreed to issue. Unless the applicable pricing supplement specifies otherwise, the interest payment dates and the regular record dates for fixed rate notes will be as described below under the heading “— Fixed Rate Notes” and the interest payment dates and the regular record dates for floating rate notes will be as described below under the heading “— Floating Rate Notes.”

Interest Rates

General

The interest rate on the notes will be either:

•	in the case of fixed rate notes, a fixed rate; or

•	in the case of floating rate notes, a floating rate determined by one or more base rates, which may be adjusted by a spread or a spread multiplier, or both.

A floating rate note may also have either or both of the following:

•	a maximum interest rate limitation, or ceiling, on the rate at which interest will accrue during any interest period; and

•	a minimum interest rate limitation, or floor, on the rate at which interest will accrue during any interest period.

Each note that bears interest will bear interest from and including its date of issue or from and including the most recent interest payment date on which interest has been paid or duly provided for:

•	at the fixed rate per annum applicable to the related interest period; or

•	at the rate per annum determined by reference to the base rate applicable to the related interest period or interest periods, in each case as specified in the note and in the applicable pricing supplement, until the principal is paid or made available for payment.

Interest will be payable on each interest payment date and at maturity or upon redemption.

The interest rate on a note for any interest period will in no event be higher than the maximum rate permitted by New York law as this law may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per year on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested.

The applicable pricing supplement will specify the following with respect to each note that bears interest:

•	the issue price and interest payment dates;

•	for any fixed rate note, the interest rate; and

•	for any floating rate note:

•	the initial interest rate, as defined below;

•	the method, which may vary from interest period to interest period, of calculating the interest rate applicable to each interest period including, if applicable, the fixed rate per annum applicable to one or more interest periods;

•	the index maturity, which means the period to maturity of any instrument on which the base rate for any interest period is predicated;

•	any spread or spread multiplier, as defined below;

•	the interest determination dates, as defined below;

•	the interest reset dates, as defined below;

•	any minimum or maximum interest rate limitations;

•	whether the note is an original issue discount note; and

•	any other terms related to interest on the notes.

Fixed Rate Notes

How Interest on Fixed Rate Notes Accrues

Each fixed rate note will bear interest from the date of issue at the annual rate stated on its face and in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, interest payments for fixed rate notes will be the amount of interest accrued to, but excluding, the relevant interest payment date.

When Interest on Fixed Rate Notes Is Paid

Unless the applicable pricing supplement states otherwise, the interest payment dates for fixed rate notes will be February 1 and August 1 of each year and at maturity or, if applicable, upon redemption. The regular record dates for fixed rate notes will be the day, whether or not a business day, fifteen calendar days preceding each interest payment date.

How Interest on Fixed Rate Notes Is Calculated

Interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

If a Payment Date Is Not a Business Day

If any interest payment date on a fixed rate note is not a business day, the interest payment will be made on the next day that is a business day, and no interest will accrue for the period from and after the scheduled interest payment date.

Floating Rate Notes

General

Each floating rate note will bear interest at a floating rate determined by reference to an interest rate basis or formula, which we refer to as the base rate.

The applicable pricing supplement may designate one or more of the following base rates as applicable to each floating rate note:

•	the commercial paper rate;

•	the federal funds rate;

•	LIBOR;

•	EURIBOR;

•	the prime rate;

•	the CD rate;

•	the CMT rate;

•	the treasury rate; or

•	one or more other base rates specified in the applicable pricing supplement.

The interest rate on each floating rate note for each interest period will be determined by reference to the applicable base rate specified in the applicable pricing supplement for that interest period, plus or minus the applicable spread, if any, and/or multiplied by the applicable spread multiplier, if any.

The spread is the number of basis points, each one-hundredth of a percentage point, specified in the applicable pricing supplement to be added or subtracted from the base rate for that floating rate note. For example, if a note bears interest at LIBOR plus one basis point, or .01%, and the calculation agent determines that LIBOR is 5.00% per annum, the note will bear interest at 5.01% per annum until the next interest reset date. The spread multiplier is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note. For example, if a note bears interest at 90% of LIBOR, and the calculation agent determines that LIBOR is 5.00% per annum, the note will bear interest at 4.50% per annum until the next interest reset date.

When Interest on Floating Rate Notes Is Paid

Unless the applicable pricing supplement specifies otherwise and except as provided below, we will pay interest on floating rate notes on the following interest payment dates:

•	in the case of floating rate notes with a daily, weekly or monthly interest reset date, on the third Wednesday of each month of each year;

•	in the case of floating rate notes with a quarterly interest reset date, on the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes with a semi-annual interest reset date, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate notes with an annual interest reset date, on the third Wednesday of the month of each year specified in the applicable pricing supplement.

We will also pay interest, in the case of all floating rate notes, at maturity or upon redemption.

Unless the applicable pricing supplement specifies otherwise, the regular record dates for the floating rate notes will be the day, whether or not a business day, fifteen calendar days preceding each interest payment date.

If a Payment Date Is Not a Business Day

If any interest payment date for a floating rate note is a day that is not a business day, the interest payment date for the floating rate note will be postponed to the next day that is a business day, provided that, for LIBOR and EURIBOR notes, if that business day is in the next calendar month, the interest payment date will be the immediately preceding business day.

How Floating Interest Rates Are Reset

The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable pricing supplement. The date on which the floating rate note is reset is called the interest reset date.

Unless the applicable pricing supplement specifies otherwise, the interest reset date will be as follows:

•	in the case of floating rate notes which are reset daily, each business day;

•	in the case of floating rate notes, other than treasury rate notes, which are reset weekly, the Wednesday of each week;

•	in the case of floating rate notes that are treasury rate notes which are reset weekly, the Tuesday of each week, except if the auction date falls on a Tuesday, then the next business day, as provided below;

•	in the case of floating rate notes which are reset monthly, the third Wednesday of each month;

•	in the case of floating rate notes which are reset quarterly, the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes which are reset semi-annually, the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate notes which are reset annually, the third Wednesday of the month of each year specified in the applicable pricing supplement.

The applicable pricing supplement will indicate the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate note, which we will refer to as the initial interest rate. If any interest reset date for a floating rate note is a day that is not a business day, the interest reset date will be postponed to the next day that is a business day, provided that, for LIBOR and EURIBOR notes, if the next business day is in the succeeding calendar month, the interest reset date will be the immediately preceding business day.

Date Interest Rate Is Determined

Unless the applicable pricing supplement specifies otherwise, the interest rate determined for any interest determination date will become effective on the next succeeding interest reset date. The interest determination date is the date that the calculation agent will refer to when determining the new interest rate at which a floating rate will reset.

Unless the applicable pricing supplement states otherwise, the interest determination date for any interest reset date will be:

•	for commercial paper rate notes, CD rate notes and CMT rate notes, the second business day before such interest reset date;

•	for federal funds rate notes and prime rate notes, the business day immediately preceding such interest reset date;

•	for LIBOR notes, the second London business day before such interest reset date;

•	for EURIBOR notes, the second TARGET business day before such interest reset date; and

•	for treasury rate notes, the business day (other than the interest reset date) on which treasury bills would normally be auctioned in the week in which such interest reset date falls.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the interest determination date for the interest reset date for treasury rate notes occurring in the next week. If an auction falls on a day that is an interest reset date for a treasury rate note, the interest reset date will be the following business day.

The interest determination date for a floating rate note, which interest rate is determined by two or more base rates, will be the latest business day that is at least two business days prior to the interest reset date for the floating rate note on which each such base rate can be determined.

How Interest on Floating Rate Notes Is Calculated

Interest on floating rate notes will accrue from and including the most recent interest payment date on which interest is paid or duly provided for, or, if no interest is paid or duly provided for, the date will be from and including the issue date or any other date specified in the pricing supplement on which interest begins to accrue. Interest will accrue to, but excluding, the next interest payment date, or if earlier, the date on which the principal is paid or duly made available for payment. Accrued interest for a floating rate note will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. The accrued interest factor will be the sum of the interest factors calculated for each day in the period for which the interest is being paid.

Unless the applicable pricing supplement states otherwise, the interest factor for each day is computed by dividing the annual interest rate, expressed as a decimal, applicable to that day:

•	by 360, for commercial paper rate notes, federal funds rate notes, EURIBOR notes, LIBOR notes, prime rate notes, and CD rate notes; or

•	by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

Unless the applicable pricing supplement states otherwise, all percentages resulting from any calculation for the floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% or .09876545 will be rounded to 9.87655% or .0987655, and 9.876544% or .09876544 will be rounded to 9.87654% or .0987654. All calculations of the accrued interest factor for any day on floating rate notes will be rounded, if necessary, to the nearest one hundred-millionth, with five one-billionths rounded upward. For example, .098765455 will be rounded to .09876546 and .098765454 will be rounded to .09876545. All dollar amounts used in or resulting from any of these calculations will be rounded to the nearest cent, with one-half cent being rounded upwards.

The interest rate in effect on each day will be:

•	if the day is an interest reset date, the interest rate for the interest determination date related to the interest reset date; or

•	if the day is not an interest reset date, the interest rate for the interest determination date related to the next preceding interest reset date, subject in either case to any maximum or minimum interest rate referred to in the applicable pricing supplement.

Unless the applicable pricing supplement specifies otherwise, U.S. Bank Trust National Association, one of our affiliates, will be the calculation agent for any issue of floating rate notes. On or before each calculation date, the calculation agent will determine the interest rate as described below and notify the paying agent. The paying agent will determine the accrued interest factor applicable to the floating rate note. The paying agent will, at the request of the holder of a floating rate note, provide the interest rate then in effect and the interest rate that will become effective as a result of a determination made on the most recent interest determination date for the floating rate note. The determinations of interest rates made by the calculation agent are conclusive and binding, and neither the trustee nor the paying agent have the duty to verify them.

Unless the applicable pricing supplement specifies otherwise, the calculation date, if applicable, related to any interest determination date on a floating rate note will be the earlier of:

•	the tenth calendar day after the interest determination date, or, if that day is not a business day, the following business day; and

•	the business day before the applicable interest payment date, maturity date or redemption date, as the case may be.

Base Rates

Commercial Paper Rate.  Commercial paper rate notes will bear interest at the interest rates, calculated with reference to the commercial paper rate and the spread and/or spread multiplier, if any, specified in the commercial paper rate notes and in the applicable pricing supplement. Commercial paper rate notes will also be subject to the minimum and the maximum interest rates, if any.

Unless the applicable pricing supplement specifies otherwise, “commercial paper rate” means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the commercial paper rate (a “commercial paper rate interest determination date”), the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement as published in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System, which we will refer to as H.15(519), under the heading “Commercial Paper — Nonfinancial.”

Unless the applicable pricing supplement states otherwise, the following procedures will be followed if the commercial paper rate cannot be determined as described above:

•	If the rate is not published by 3:00 p.m., New York City time, on the calculation date relating to the commercial paper rate interest determination date, then the commercial paper rate will be the money market yield of the rate on the commercial paper rate interest determination date for commercial paper having the index maturity specified in the applicable pricing supplement as set forth in the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/ h15/update, or any successor site or publication, which we will refer to as the H.15 Daily Update, under the heading “Commercial Paper — Nonfinancial.”

•	If by 3:00 p.m., New York City time, on the calculation date, the rate is not published in either H.15(519) or the H.15 Daily Update, then the calculation agent shall determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on the commercial paper rate interest determination date of three leading dealers of commercial paper in New York City, selected by the calculation agent, after consultation with us, for commercial paper having the index maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA” or the equivalent, from a nationally recognized statistical rating agency.

•	If the dealers selected by the calculation agent are not quoting as described in the previous bullet point, the commercial paper rate in effect immediately before the commercial paper interest determination date will not change and will remain the commercial paper rate in effect on the commercial paper interest determination date.

Money market yield is a yield calculated under the following formula:

Money Market Yield	=	D x 360 360 − (D x M)	x	100

where “D” refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the interest period for which the interest is being calculated.

Federal Funds Rate.  Federal funds rate notes will bear interest at the interest rates, calculated with reference to the federal funds rate and the spread and/or spread multiplier, if any, specified in the federal funds rate notes and in the applicable pricing supplement. Federal funds rate notes will be subject to the minimum and the maximum interest rate, if any. The Federal funds rate will be calculated by reference to either the federal funds (effective) rate, the federal funds open rate or the federal funds target rate, as specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “federal funds rate” means the rate determined by the calculation agent, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the federal funds rate (a “federal funds rate interest determination date”), in accordance with the following provisions:

(i) If “federal funds (effective) rate” is the specified federal funds rate in the applicable pricing supplement, the federal funds rate as of the applicable federal funds rate interest determination date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such federal funds rate interest determination date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).” If such rate does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate with respect to such federal funds rate interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent, prior to 9:00 a.m., New York City time, on the business day following such federal funds rate interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the federal funds rate determined as of such federal funds rate interest determination date will be the federal funds rate in effect on such federal funds rate interest determination date without giving effect to any resetting of the federal funds rate on such federal funds rate interest determination date.

(ii) If “federal funds open rate” is the specified federal funds rate in the applicable pricing supplement, the federal funds rate as of the applicable federal funds rate interest determination date shall be the rate on such date under the heading “Federal Funds” for the relevant index maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the federal funds rate for the federal funds rate interest determination date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg. If such rate does not appear on Reuters Page 5 or is not displayed on FFPREBON Index page on Bloomberg or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate on such federal funds rate interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such federal funds rate interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the federal funds rate determined as of such federal funds rate interest determination date will be the federal funds rate in effect on such federal funds rate interest determination date without giving effect to any resetting of the federal funds rate on such federal funds rate interest determination date.

(iii) If “federal funds target rate” is the specified federal funds rate in the applicable pricing supplement, the federal funds rate as of the applicable federal funds rate interest determination date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the federal funds rate for such federal funds rate interest determination date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=”). If such rate does not appear on the FDTR Index page on Bloomberg or is not displayed on Reuters Page USFFTARGET= by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate on such federal funds rate interest determination date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City (which may include the agents or their affiliates) selected by the calculation agent prior to 9:00 a.m., New York City time, on such federal funds rate interest determination date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the federal funds rate determined as of such federal funds rate interest determination date will be the federal funds rate in effect on such federal funds interest determination date without giving effect to any resetting of the federal funds rate on such federal funds rate interest determination date.

LIBOR.  LIBOR notes will bear interest at the interest rates, calculated with reference to the London interbank offered rate, commonly referred to as LIBOR, and the spread and/or spread multiplier, if any, specified on the face of the LIBOR notes and in the applicable pricing supplement. LIBOR notes will be subject to the minimum and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine LIBOR for each interest determination date relating to a LIBOR note as follows:

(i) With respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to LIBOR (a “LIBOR interest determination date”), LIBOR will be the rate for deposits in the designated LIBOR currency having the index maturity specified in such pricing supplement as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency) (“Reuters Page LIBOR01”) as of 11:00 a.m., London time, on such LIBOR interest determination date. If no such rate so appears, LIBOR on such LIBOR interest determination date will be determined in accordance with provision described in clause (ii) below.

(ii) With respect to LIBOR interest determination date on which no rate is displayed on Reuters Page LIBOR01 as specified in clause (i) above, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the agents) in the London interbank market, as selected by the calculation agent to provide the calculation agent with its offered quotation for deposits in the designated LIBOR currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR interest determination date and in a principal amount that is representative for a single transaction in the designated LIBOR currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR interest determination date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR interest determination date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable principal financial center (as defined below), on such LIBOR interest determination date by three major banks (which may include affiliates of the agents) in such principal financial center selected by the calculation agent for loans in the designated LIBOR currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the designated LIBOR currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR interest determination date shall be LIBOR in effect on such LIBOR interest determination date.

As referenced above, “designated LIBOR currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, U.S. dollars. “Principal financial center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR currency, if applicable, relates, except, in each case, that with respect to United States dollars, Australian dollars, Canadian dollars, euro, New Zealand dollars, South African rand and Swiss francs, the “principal financial center” shall be New York City, Sydney, Toronto, London (solely in the case of the Designated LIBOR Currency), Wellington, Johannesburg and Zurich, respectively.

EURIBOR.  EURIBOR notes will bear interest at the interest rates, calculated with reference to EURIBOR and the spread and/or multiplier, if any, specified in the EURIBOR notes and in the applicable pricing supplement. EURIBOR notes will be subject to the minimum and maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, EURIBOR means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to EURIBOR (a “EURIBOR interest determination date”), a base rate equal to the interest rate for deposits in euro designated as “EURIBOR” and sponsored jointly by the European Banking Federation and

ACI — the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. EURIBOR will be determined in the following manner:

•	EURIBOR will be the offered rate for deposits in euro having the index maturity specified in the applicable pricing supplement, beginning on the second euro business day after such EURIBOR interest determination date, as that rate appears on Reuters Page EURIBOR 01 as of 11:00 a.m., Brussels time, on such EURIBOR interest determination date.

•	If the rate described above does not appear on Reuters Page EURIBOR 01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having such EURIBOR index maturity, beginning on such EURIBOR interest reset date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euro having such EURIBOR index maturity, beginning on such EURIBOR interest reset date, and in an amount that is representative of a single transaction in euro in that market at the time.

•	If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Prime Rate.  Prime rate notes will bear interest at the interest rates, calculated with reference to the prime rate and the spread and/or spread multiplier, if any, specified in the prime rate notes and in the applicable pricing supplement. Prime rate notes will be subject to the minimum and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “prime rate” means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the prime rate (a “prime rate interest determination date”), the rate on such date as such rate is published in H.15(519) under the caption “Bank prime loan” or, if not published by 3:00 p.m., New York City time, on the related calculation date, the rate on such prime rate interest determination date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank prime loan.” If such rate is not yet published in H.15(519), H.15 Daily Update, or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the prime rate shall be the arithmetic mean calculated by the calculation agent of the rates of interest publicly announced by each bank that appears on Reuters on page USPRIME1 (or any other page as may replace such page on such service for the purpose of displaying prime rates or base lending rates of major United States banks) (“Reuters Page USPRIME1”) as such bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on such prime rate interest determination date. If fewer than four such rates so appear on the Reuters Page USPRIME1 for such prime rate interest determination date by 3:00 p.m., New York City time, on the related calculation date, then the prime rate shall be the arithmetic mean calculated by the calculation agent of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such prime rate interest determination date by three major banks (which may include affiliates of the dealers) in New York City selected by the calculation agent; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, the prime rate determined as of such prime rate interest determination date will be the prime rate in effect on such prime rate interest determination date.

“Reuters Page USPRIME1” means the display on the Reuters 3000 Xtra Service (or any successor service) on the “USPRIME1 Page” (or such other page as may replace the USPRIME1 Page on such service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

CD Rate.  CD rate notes will bear interest at the interest rates, calculated with reference to the CD rate and the spread and/or spread multiplier, if any, specified in the CD rate notes and in the applicable pricing supplement. CD rate notes will be subject to the minimum and maximum interest rates if any. Unless the applicable pricing supplement specifies otherwise, “CD rate” means, with respect to any interest determination date relating to any floating rate note for which the CD rate is an applicable base rate (a “CD rate interest determination date”), the rate on that date for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519), under the heading “CDs (Secondary Market).” If the CD rate cannot be determined in this manner, the following procedures will apply:

(i) If the rate described above is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the CD rate will be the rate on that CD rate interest determination date for negotiable U.S. dollar certificates of deposit having the specified index maturity as published in H.15 Daily Update, or other recognized electronic sources used for the purpose of displaying the applicable rate, under the caption “CDs (Secondary Market).”

(ii) If by 3:00 p.m., New York City time, on the applicable calculation date, that rate is not published in either H.15(519), H.15 Daily Update or another recognized electronic source, the CD rate for that CD rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD rate interest determination date, of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City, which may include one or more of the agents or their affiliates, selected by the calculation agent, after consultation with us, for negotiable U.S. dollar certificates of deposit of major U.S. money market banks for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

(iii) If the dealer(s) selected as described above by the calculation agent are not quoting rates as set forth above, the CD rate for that CD interest rate determination date will be the CD rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, then the rate of interest payable will be the initial interest rate.

Treasury Rate.  Treasury rate notes will bear interest at the interest rates, calculated with reference to the treasury rate and the spread and/or spread multiplier, if any, specified in the treasury rate notes and in the applicable pricing supplement. Treasury rate notes will be subject to the minimum and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “treasury rate” means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined by reference to the treasury rate (a “treasury rate interest determination date”), the rate from the auction held on such treasury rate interest determination date (the “auction”) of direct obligations of the United States (“treasury bills”) having the index maturity specified in such pricing supplement under the caption “INVEST RATE” on the display on Reuters page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published at 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield (as defined below) of the rate for such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.” If such rate is not so published in the related H.15 Daily Update or another recognized source by 3:00 p.m., New York City time, on the related calculation date, the treasury rate on such treasury rate interest determination date shall be the bond equivalent yield of the auction rate of such treasury bills as announced by the United States Department of the Treasury. In the event that such auction rate is not so announced by the United States Department of the Treasury on such calculation date, or if no such auction is held, then the treasury rate on such treasury rate interest determination date shall be the bond equivalent yield of the rate on such treasury rate interest determination date of treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. government securities/treasury bills/secondary market” or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on such treasury rate interest determination date of such treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. government securities/treasury bills (secondary market).” If such rate is not yet published in the H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the treasury rate on such treasury rate interest determination date shall be calculated by the calculation agent and shall be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such treasury rate interest determination date, of the three leading primary United States government securities dealers (which may include the agents or their affiliates) selected by the calculation agent, for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; provided, however, that if the dealers so selected by the calculation agent are not quoting as mentioned in this sentence, the treasury rate determined as of such treasury rate interest determination date will be the treasury rate in effect on such treasury rate interest determination date.

The “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield	=	D x N 360 − (D x M)	x	100

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Constant Maturity Treasury (CMT) Rate.  CMT rate notes will bear interest at the interest rates calculated with reference to the CMT rate and the spread and/or spread multiplier, if any, specified in the CMT rate notes and in the applicable pricing supplement. CMT rate notes will be subject to the minimum and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “CMT rate” means, with respect to any interest determination date relating to a floating rate note for which the interest rate is determined with reference to the CMT rate (a “CMT rate interest determination date”):

(i) If “Reuters Page FRBCMT” is the specified CMT Reuters Page in the applicable pricing supplement, the CMT rate on the CMT rate interest determination date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on Reuters (or any successor service) on page FRBCMT (or any other page as may replace such page on such service) (“Reuters Page FRBCMT”) for such CMT rate interest determination date. If such rate does not appear on Reuters Page FRBCMT, the CMT rate on such CMT rate interest determination date shall be a percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement and for such CMT rate interest determination date as set forth in H.15(519) under the caption “Treasury constant maturities.” If such rate does not appear in H.15(519), the CMT rate on such CMT rate interest determination date shall be the rate for the period of the index maturity specified in the applicable pricing supplement as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate that would otherwise have been published in H.15(519). If the Federal Reserve Board or the United States Department of the Treasury does not publish a yield on United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement for such CMT rate interest determination date, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT rate interest determination date of three leading primary United States government securities dealers in New York City (which may include the agents or their affiliates) (each, a “reference dealer”) selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the index maturity specified in the applicable pricing supplement, a remaining term to maturity no more than one year shorter than such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than three prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT rate interest determination date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement, a remaining term to maturity closest to such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two such United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to such index maturity, the quotes for the treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT rate determined as of such CMT rate interest determination date shall be the CMT rate in effect on such CMT rate interest determination date.

(ii) If “Reuters Page FEDCMT” is the specified CMT Reuters Page in the applicable pricing supplement, the CMT rate on the CMT rate interest determination date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as set forth in H.15(519) opposite the caption “Treasury Constant Maturities,” as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) (“Reuters Page FEDCMT”) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls. If such rate does not appear on Reuters Page FEDCMT, the CMT rate on such CMT rate interest determination date shall be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement for the week or month, as applicable, preceding such CMT rate interest determination date as set forth in H.15(519) opposite the caption “Treasury Constant Maturities.” If such rate does not appear in H.15(519), the CMT rate on such CMT rate interest determination date shall be the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls. If the Federal Reserve Bank of New York does not publish a one-week or one-month, as specified in the applicable pricing supplement, average yield on United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement for the applicable week or month, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on such CMT rate interest determination date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity equal to the index maturity specified in the applicable pricing supplement, a remaining term to maturity of no more than one year shorter than such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If fewer than five but more than two such prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be the rate on the CMT rate interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotation shall be eliminated. If fewer than three prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be calculated by the calculation agent and shall be a yield-to-maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on such CMT rate interest determination date of three reference dealers selected by the calculation agent from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) for United States Treasury securities with an original maturity longer than the index maturity specified in the applicable pricing supplement, a remaining term to maturity closest to such index maturity and in a principal amount that is representative for a single transaction in such securities in such market at such time. If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to such index maturity, the quotes for the Treasury security with the shorter original term to maturity will be used. If fewer than five but more than two such prices are provided as requested, the CMT rate on such CMT rate interest determination date shall be the rate on the CMT rate interest determination date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations shall be eliminated; provided, however, that if fewer than three such prices are provided as requested, the CMT rate determined as of such CMT rate determination date shall be the CMT rate in effect on such CMT rate interest determination date.

Original Issue Discount Notes

We may issue notes as original issue discount notes. An original issue discount note is a note, including a zero coupon note, offered at a discount from the principal amount of the note due at its stated maturity, as specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the amount payable at acceleration of maturity to the holder of an original issue discount note will be the sum of:

•	the amortized face amount of the note, and

•	in the case of an interest-bearing note issued as an original issue discount note, any accrued but unpaid qualified stated interest payments.

Unless otherwise specified in the applicable pricing supplement, the amount payable upon redemption to the holder of an original issue discount note will be the sum of:

•	the applicable percentage of the amortized face amount of the note specified in the applicable pricing supplement, and

•	in the case of an interest-bearing note issued as an original issue discount note, any accrued but unpaid qualified stated interest payments.

For purposes of computing the payments described in the foregoing paragraph, the amortized face amount of an original issue discount note is equal to the sum of:

•	the issue price of the original issue discount note; and

•	the portion of the difference between the issue price and the principal amount of the original issue discount note that has been amortized at the stated yield of the original issue discount note, computed in accordance with the rules set forth in the Internal Revenue Code of 1986, as amended, or “Code,” and applicable Treasury regulations, at the date as of which the amortized face amount is calculated.

In no event can the amortized face amount exceed the principal amount of the note due at its stated maturity date. As used in this paragraph, issue price means the principal amount of the original issue discount note due at the stated maturity of the note, less the original issue discount of the note specified on its face and in the applicable pricing supplement. The term stated yield of the original issue discount note means the yield to maturity specified on the face of the note and in the applicable pricing supplement for the period from the note’s original issue date to its stated maturity date based on its issue price and its stated redemption price at maturity.

Persons considering the purchase of original issue discount notes should read the discussion set forth below under the heading “Certain United States Federal Income Tax Consequences — U.S. Holders — Original Issue Discount.”

Redemption

The applicable pricing supplement will indicate whether the notes can be redeemed prior to maturity. If the notes are redeemable, the applicable pricing supplement will indicate the terms of our option to redeem the notes prior to maturity. Unless the pricing supplement provides otherwise, in the case of notes other than zero coupon notes or certain interest bearing notes issued as original issue discount notes, the redemption price will be a specified percentage of the principal amount of the note, together with accrued interest, if any, to the date of redemption. Unless the pricing supplement provides otherwise, in the case of zero coupon notes or certain interest bearing notes issued as original issue discount notes, the redemption price will be a specified percentage of the amortized face amount of the note, together with accrued interest, if any, to the date of redemption. Unless the applicable pricing supplement specifies otherwise, we may redeem any of the notes which are redeemable and remain outstanding either in whole or in part, at any time, with 30 to 60 days’ notice mailed by us to the registered holder of the note. Unless the applicable pricing supplement specifies otherwise, we will not be obligated to redeem or purchase notes subject to a sinking fund or analogous provision or at the option of any holder. If less than all of the notes with similar terms are to be redeemed, the paying agent and registrar will select the notes to be redeemed by a method that the paying agent and registrar deem fair and appropriate. If we redeem less than all of the principal of a note prior to maturity, we will issue a new note with similar terms and of an authorized denomination representing the unredeemed portion of the note to the registered holder.

Foreign Currency Notes

If we issue notes denominated in a currency other than U.S. dollars or euro we will not sell those notes in, or to residents of, the country that issues the currency in which those notes are denominated unless permitted by that country’s laws. This prospectus supplement is directed to prospective purchasers who are U.S. residents. Prospective purchasers who are residents of countries other than the United States should consult their own financial and legal advisors with regard to the purchase of the notes, and should review the section entitled “Foreign Currency Risks.”

Other Provisions; Addenda

Any provisions relating to the calculation of the interest rate applicable to a note or any other related matter may be modified as specified in the applicable pricing supplement.

Subordination of Series U Notes

The payment of the principal and interest on the Series U notes, which are subordinated notes, will be subordinate in right of payment to the prior payment in full of all of our senior indebtedness, including the Series T notes. In some cases of insolvency, payment of principal of and interest on the Series U Notes will also be subordinated in right of payment to the prior payment in full of all general obligations. A holder of the Series U notes cannot demand or receive payment on the Series U notes unless all amounts of principal of, any premium, and interest due on all of our senior indebtedness have been paid in full or duly provided for and, at the time of this payment or immediately after this payment:

•	no event of default exists permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness; or

•	no event exists which, with notice or lapse of time or both, would become an event of default.

If our assets are paid or distributed in connection with a dissolution, winding-up, liquidation or reorganization, the holders of our senior indebtedness will be entitled to receive payment in full of principal, and any premium and interest under the terms of the senior indebtedness before any payment is made on the Series U notes. If:

•	after giving effect to the subordination provisions in favor of the holders of the senior indebtedness, and

•	after paying or distributing assets to creditors,

any amount of cash, property or securities remains, and if, at that time, creditors of general obligations have not received full payment on all amounts due or to become due on these general obligations, this excess will first be applied to pay in full all general obligations, before paying or distributing on the Series U notes.

The subordinated indenture defines senior indebtedness as the principal of, premium, if any, and interest on:

•	all of our indebtedness for money borrowed, whether outstanding on the date of execution of the subordinated indenture, or created, assumed or incurred after that date (including any senior debt securities under the senior indenture). Indebtedness does not include indebtedness that is expressly stated to rank junior or equal in right of payment to any subordinated notes; and

•	any deferrals, renewals or extensions of senior indebtedness.

The subordinated indenture defines general obligations as all of our obligations to pay claims of general creditors, other than:

•	obligations on senior indebtedness; and

•	obligations on subordinated notes and our indebtedness for money borrowed ranking equally or subordinate to the subordinated notes. If, however, the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s) the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term general obligations will mean obligations to general creditors as described in that rule or interpretation.

The term claim when used in the previous definition has the meaning stated in section 101(5) of the Bankruptcy Code.

The term indebtedness for money borrowed means any obligation of ours or any obligation guaranteed by us to repay money borrowed, whether or not evidenced by bonds, debt securities, notes or other written instruments, and any deferred obligation to pay the purchase price of property or assets.

Due to the subordination provisions described above, if we experience bankruptcy, insolvency or reorganization, the holders of senior indebtedness can receive more, ratably, and holders of the subordinated notes (including Series U notes) can receive less, ratably, than our creditors who are not holders of senior indebtedness or of the subordinated notes. This subordination will not prevent any event of default on the subordinated notes from occurring. Unless the applicable prospectus supplement(s) indicates otherwise, the subordinated indenture does not provide any right to accelerate the payment of the principal of the subordinated notes if payment of the principal or interest, or performance of any agreement in the subordinated notes or subordinated indenture is in default. See “— Events of Default” below.

The subordination provisions of the subordinated indenture described in this prospectus supplement are provided to holders of senior indebtedness, including the Series T notes, and are not intended for creditors of general obligations. The trustee and we can amend the subordinated indenture to reduce or eliminate the rights of creditors of general obligations without their consent or the consent of the holders of subordinated notes. The provisions of the subordinated indenture stating that the subordinated notes will be subordinated in favor of creditors of general obligations will be immediately and automatically terminated if the Board of Governors of the Federal Reserve System (or other competent regulatory agency or authority) promulgates any rule or regulation, or issues any interpretation that:

•	permits us to include the subordinated notes in our capital if the debt securities were subordinated in right of payment to senior indebtedness without regard to any of our other obligations; or

•	eliminates the requirement that subordinated debt of a bank holding company must be subordinated in right of payment to its “general creditors” to be included in capital; or

•	causes the subordinated notes to be excluded from capital, without regard to the subordination provisions described above; or

•	results in us no longer being subject to the capital requirements of bank regulatory authorities.

Restrictive Covenants

Subject to the provisions described under the section “— Consolidation, Merger and Sale of Assets,” the senior indenture prohibits:

•	the issue, sale or other disposition of shares of or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of a principal subsidiary bank;

•	the merger or consolidation of a principal subsidiary bank with or into any other corporation; or

•	the sale or other disposition of all or substantially all of the assets of a principal subsidiary bank,

if, after giving effect to the transaction and issuing the maximum number of shares of voting stock that can be issued after the conversion or exercise of the convertible securities, options, warrants or rights, we would own, directly or indirectly, 80% or less of the shares of voting stock of the principal subsidiary bank or of the successor bank or the bank which acquires the assets.

In the senior indenture, we also agreed that we will not create, assume, incur or cause to exist any pledge, encumbrance or lien, as security for indebtedness for money borrowed on:

•	any shares of or securities convertible into voting stock of a principal subsidiary bank that we own directly or indirectly; or

•	options, warrants or rights to subscribe for or purchase shares of, voting stock of a principal subsidiary bank that we own directly or indirectly,

without providing that the senior debt securities of all series will be equally secured if, after treating the pledge, encumbrance or lien as a transfer to the secured party, and after giving effect to the issuance of the maximum number of shares of voting stock issuable after conversion or exercise of the convertible securities, options, warrants or rights, we would own, directly or indirectly 80% or less of the shares of voting stock of the principal subsidiary bank.

The indentures define the term “principal subsidiary bank” as U.S. Bank National Association.

Unless the applicable prospectus supplement indicates otherwise, the subordinated indenture does not contain either of the restrictive covenants stated above, nor does it contain any other provision which restricts us from:

•	incurring or becoming liable on any secured or unsecured senior indebtedness or general obligations; or

•	paying dividends or making other distributions on our capital stock; or

•	purchasing or redeeming our capital stock; or

•	creating any liens on our property for any purpose.

Unless the applicable prospectus supplement indicates otherwise, neither indenture contains covenants specifically designed to protect holders from a highly leveraged transaction in which we are involved.

Events of Default

Unless otherwise described in the applicable pricing supplement, the only events that constitute events of default under the senior indenture with respect to Series T notes are:

•	our failure to pay any interest on any Series T notes when due, which failure continues for 30 days;

•	our failure to pay any principal of or premium on any Series T notes when due;

•	our failure to make any sinking fund payment, when due, for any Series T note;

•	our failure to perform any other covenant in the senior indenture (other than a covenant included in the senior indenture solely for the benefit of a series of senior debt securities other than the Series T notes), which failure continues for 60 days after written notice;

•	default in the payment of indebtedness for money borrowed under any indenture or instrument under which we have or a principal subsidiary bank has outstanding indebtedness in an amount in excess of $5,000,000 which has become due and has not been paid, or whose maturity has been accelerated and the default has not been cured or acceleration annulled within 60 days after written notice; and

•	some events of bankruptcy, insolvency or reorganization which involve us or a principal subsidiary bank.

Unless otherwise described in the applicable pricing supplement, the only events that constitute events of default under the subordinated indenture with respect to the Series U notes are:

•	some events of bankruptcy, insolvency or reorganization that involve us; and

•	some events involving the receivership, conservatorship or liquidation of a principal subsidiary bank.

If an event of default occurs and is continuing on any Series T note or any Series U note outstanding under the applicable indenture, then either the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal amount (or, if any of the notes of that series are original issue discount notes, the amount payable at acceleration of maturity of such notes to such holders) of all of the notes of that series to be due and payable immediately, by notice as provided in the applicable indenture. At any time after a declaration of acceleration has been made on the notes of either series, but before the applicable trustee has obtained a judgment for payment, the holders of a majority in aggregate principal amount of the outstanding notes of that series may, under some circumstances, rescind and annul this acceleration.

Subject to provisions in each indenture relating to the duties of the trustee during a default, no trustee will be under any obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of any notes then outstanding under that indenture, unless the holders offer to the trustee reasonable indemnity. The holders of a majority in aggregate principal amount of the outstanding notes of either series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee.

We must furnish to each trustee, annually, a statement regarding our performance on some of our obligations under the applicable indenture and any default in our performance.

Modification and Waiver

Except as otherwise specifically provided in the applicable indenture, modifications and amendments of an indenture generally will be permitted only with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series affected by the modification or amendment. However, none of the following modifications are effective against any holder without the consent of the holders of each outstanding note affected by the modification or amendment:

•	changing the stated maturity of the principal of or any installment of principal or interest on any debt security;

•	reducing the principal amount of, or premium or interest on any debt security;

•	changing any of our obligations to pay additional amounts;

•	reducing the amount of principal of an original issue discount debt security that would be due and payable at declaration of acceleration of its maturity;

•	changing the place for payment where, or coin or currency in which, any principal of, or premium or interest on, any debt security is payable;

•	impairing the right to take legal action to enforce any payment of or related to any debt security;

•	Reducing the percentage in principal amount of outstanding debt securities of any series required to modify, amend, or waive compliance with some provisions of the indenture or to waive some defaults;

•	modifying the subordination provisions of the subordinated indenture in a manner adverse to the holders; or

•	modifying any of the above provisions.

The holders of at least a majority in aggregate principal amount of the outstanding notes of each series can waive, as far as that series is concerned, our compliance with some restrictive provisions of the applicable indenture.

The holders of at least a majority in aggregate principal amount of the outstanding notes of each series may waive any past default under the applicable indenture, except:

•	a default in the payment of principal of, or premium, or interest on any senior debt security; or

•	a default in a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

Each indenture provides that, in determining whether holders of the requisite principal amount of the outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver, or whether a quorum is present at a meeting of holders of notes:

•	the principal amount of an original issue discount note considered to be outstanding will be the amount of the principal of that original issue discount debt security that would be due and payable as of the date that the principal is determined at declaration of acceleration of the maturity of that original issue discount note; and

•	the principal amount of a note denominated in a foreign currency or currency unit that is deemed to be outstanding will be the U.S. dollar equivalent, determined on the date of original issuance for that note, of the principal amount (or, in the case of an original issue discount note, the U.S. dollar equivalent, determined on the date of original issuance for that debt security, of the amount determined as provided in the bullet point above).

Consolidation, Merger and Sale of Assets

Without the consent of the holders of any outstanding notes of each series, we cannot consolidate with or merge into another corporation, partnership or trust, or convey, transfer or lease substantially all of our properties and our assets, to a corporation, partnership or trust organized or validly existing under the laws of any domestic jurisdiction unless:

•	the successor entity assumes our obligations on the notes and under the indentures;

•	immediately after the transaction, we would not be in default under the indentures and no event which, after notice or the lapse of time, would become an event of default under the indentures, shall have occurred and be continuing; and

•	other conditions are met.

Form of Notes; Book-Entry Notes

We and the agents will agree on the form of notes to be issued in respect of any tranche of notes. Notes sold to or through the agents will be issued in the form of global notes in fully registered form without coupons. In case of notes sold directly to investors on our own behalf, we may elect to issue notes in the form of one or more master global notes. A master global note will evidence the indebtedness of USB under one or more senior or subordinated notes issued or to be issued under the indentures. The terms of each note evidenced by a master global note shall be identified on the records of USB maintained by the paying agent. At the request of the registered owner of a master global note, we shall promptly issue and deliver one or more separate note certificates evidencing each note evidenced by the master global note. We refer to each of these notes as a registered global note.

The Depository Trust Company (“DTC”) will act as securities depositary for all of the registered global notes. These registered global notes will be deposited with the registrar as custodian and registered in the name of Cede & Co., a nominee of DTC.

DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc.. Others like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, who will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, unless the book-entry system for the notes is discontinued.

DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the notes. If less than all of the notes are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the notes is limited to the holders of record of the notes, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on notes. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

The relevant trustee will make distribution payments on the notes to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and not DTC, the relevant trustee, trust or us, will be responsible for the payment. The relevant trustee is responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the notes at any time by giving reasonable notice to the relevant trustee and to us. If a successor securities depositary is not obtained, final note certificates must be printed and delivered. We may, at our option, decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of an aggregate principal amount of notes may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the notes will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, and we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

“Beneficial owner” means the ownership interest of each actual purchaser of each note.

“Direct participants” means securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of the notes within the DTC system must be made by or through direct participants who will receive a credit for the notes on DTC’s records.

“Indirect participants” means securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

“Omnibus proxy” refers to the omnibus proxy that DTC would mail under its usual procedures to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the notes are credited on the record date.

Regarding Citibank, N.A.

Some of our subsidiaries and us maintain deposits with and conduct other banking transactions with Citibank, N.A. in the ordinary course of business.

FOREIGN CURRENCY RISKS

We can denominate the notes in, and the principal of, and any interest or premium on, the notes can be payable in, any foreign currencies that we may designate at the time of offering. The applicable pricing supplement will describe the material risks relating to a particular tranche of foreign currency notes.

Exchange Rates and Exchange Controls

An investment in foreign currency notes entails significant risks that are not associated with a similar investment in a note denominated in U.S. dollars. These risks include, without limitation:

•	the possibility of significant changes in the rate of exchange between the United States dollar and the currency or currency unit specified in the applicable pricing supplement; and

•	the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.

These risks generally depend on economic and political events, as well as the supply of, and demand for, the relevant currencies, which are factors over which we have no control. In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile and this volatility can be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past do not necessarily indicate fluctuations in the rate that may occur during the term of any foreign currency note.

Depreciation of the specified currency applicable to a foreign currency note against the United States dollar would result in a decrease in:

•	the U.S. dollar-equivalent yield of the security;

•	the U.S. dollar-equivalent value of the principal repayable at maturity of the security; and

•	the U.S. dollar-equivalent market value of the security.

Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or before the maturity of a foreign currency note (or the maturity of the note issuable at the time of exercise of a debt warrant). Even if there are no exchange controls, it is possible that the specified currency for any particular foreign currency note will not be available at the maturity of the note (or the maturity of the note issuable at the time of exercise of a debt warrant) due to circumstances beyond our control.

Judgments

If an action based on foreign currency notes was commenced in a court of the United States, it is likely that the court would grant judgment relating to those notes only in U.S. dollars. It is not clear, however, whether, in granting this judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date the judgment is rendered, or some other date. Under current New York law, a state court in the State of New York that gives a judgment on a foreign currency note would be required to give the judgment in the specified currency in which the foreign currency note is denominated, and this judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of foreign currency notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time that the applicable trustee converts U.S. dollars to the specified currency for payment of the judgment.

Limited Facilities for Conversion

Except as set forth below, if payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is:

•	unavailable due to the imposition of exchange controls or other circumstances beyond our control;

•	no longer used by the government of the country issuing such currency; or

•	no longer used for the settlement of transactions by public institutions of the international banking community,

then all payments on such note will be made in U.S. dollars until such currency is again available or so used. The amounts so payable on any date in such currency shall be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment on such note made under such circumstances in U.S. dollars will not constitute a default or an event of default under the indenture under which such note was issued.

If the specified currency of a note is officially redenominated, other than as a result of European Monetary Union, such as by an official redenomination of any such specified currency that is a composite currency, then our payment obligations on such note will be the amount of redenominated currency that represents the amount of our obligations immediately before the redenomination. The notes will not provide for any adjustment to any amount payable under such notes as a result of:

•	any change in the value of the specified currency of such notes relative to any other currency due solely to fluctuations in exchange rates; or

•	any redenomination of any component currency of any composite currency, unless such composite currency is itself officially redenominated.

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks generally do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on foreign currency notes will, unless otherwise specified in the applicable prospectus supplement, be made from an account with a bank located in the country issuing the specified currency or, for foreign currency notes denominated in euro, Brussels.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the principal U.S. federal income tax consequences relating to your acquisition, ownership, and disposition of notes. This summary is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed Treasury regulations thereunder, published rulings of the U.S. Internal Revenue Service (“IRS”) and court decisions, all as currently in effect and all of which are subject to change at any time possibly with retroactive effect. This discussion deals only with holders that will hold notes as capital assets, and does not address the U.S. federal income tax consequences applicable to all categories of investors. In particular, the discussion does not deal with those of you who may be in special tax situations, such as dealers in securities, insurance companies, financial institutions, regulated investment companies, or tax-exempt entities. It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the notes or to you as a holder of the notes. This summary also may not apply to all forms of notes that we may issue. If the tax consequences associated with a particular form of note are different than those described below, they will be discussed in the pricing supplement relating to that note.

The U.S. federal income tax discussion that appears below is included in this prospectus supplement for your general information. Some or all of the discussion may not apply to you depending upon your particular situation. You should consult your tax advisor concerning the tax consequences to you of owning and disposing of the notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal or other tax laws.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	an entity which is a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date, that elect to continue to be treated as U.S. persons also will be U.S. holders.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) acquires notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners or partnerships should consult their tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by the partnership.

A “Non-U.S. holder” is a holder that is not a U.S. holder or a partnership.

U.S. Holders

Payment of Interest

Interest on a note generally will be taxable to you as ordinary income at the time you accrue or receive the interest in accordance with your accounting method for U.S. federal income tax purposes. However, special rules apply to a note that is issued with original issue discount (“OID”).

Original Issue Discount

Some of your notes may be issued with OID. For U.S. federal income tax purposes, OID is the excess of the “stated redemption price at maturity” of a debt instrument over its “issue price,” unless that excess is de minimis (defined below). The “stated redemption price at maturity” of a note is the sum of all payments required to be made on the note other than “qualified stated interest” payments. The “issue price” of a note is generally the first offering price to the public at which a substantial amount of the debt instrument is sold to persons other than those acting in the capacity of placement agents, underwriters, brokers or wholesalers. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain conditions in connection with the special rules relating to floating-rate notes, at a variable rate. If a note bears interest during any accrual period at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), then some or all of the stated interest may not be treated as qualified stated interest.

OID is considered to be de minimis (“de minimis OID”) if it is less than one-quarter of one percent of a note’s stated redemption price at maturity multiplied by the number of complete years to its maturity (or weighted average maturity if principal is payable in installments). A U.S. holder of a note with de minimis OID will include any de minimis OID in income, as capital gain, on a pro rata basis as principal payments are made on the note.

You are required to include qualified stated interest payments in income as interest when you accrue or receive those payments (in accordance with your accounting method for U.S. federal income tax purposes). If you hold a note with OID with a maturity of more than one year, you may be required to include OID in income before you receive the associated cash payment, regardless of your accounting method for U.S. federal income tax purposes. If you are an initial purchaser of an OID note, the amount of the OID you should include in income for each taxable year is the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) in which you held the OID note. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the OID note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any qualified stated interest allocable to the accrual period. The “adjusted issue price”

of an OID note at the beginning of any accrual period is the sum of the issue price of the OID note plus the amount of OID allocable to all prior accrual periods reduced by any payments you received on the note that were not qualified stated interest. Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods. Under Treasury regulations, the yield and maturity of a note that is subject to one or more calls by the issuer are determined by assuming that the issuer will exercise any call in such a way as to minimize the yield on such note.

If you are not an initial purchaser of an OID note and you purchase an OID note for greater than its adjusted issue price as of the purchase date and less than or equal to its remaining stated redemption price at maturity, you will have purchased the OID note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID which you must include in your gross income for the note for any taxable year (or any portion of a taxable year in which you hold the note) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.

Short-Term Notes

The OID provisions described above do not apply to short-term notes having a fixed maturity date not more than one year from the date of issue. Under applicable Treasury regulations, this type of short-term note will be treated as having been issued with OID equal to the excess of the total principal and interest payments on the note over its issue price. An individual or other holder using the cash receipts and disbursements method of tax accounting will not be required to include OID on the short-term note in ordinary income for U.S. federal income tax purposes on a daily basis unless the holder elects to do so, but would be required to include stated interest in income as the income is received. Holders of short-term notes who report income under the accrual method of tax accounting and certain other holders (including banks and regulated investment companies) are required to include OID in income on a daily basis pursuant to a straight-line method, unless these holders make an election to accrue OID under the constant yield method described above by taking into account daily compounding. In the case of holders of short-term notes not required and not electing to include OID in income currently, any gain realized on the sale, exchange, or maturity of the short-term notes will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected on a constant yield method, based on daily compounding), reduced by any interest received, to the date of sale, exchange or maturity. Holders of short-term notes not required and not electing to include the OID in income currently will be required to defer deductions for interest on indebtedness incurred or continued to purchase or carry the short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

Premium

If you purchase a note at a cost greater than the note’s remaining stated redemption price at maturity, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. OID notes purchased at a premium will not be subject to the OID rules described above. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

If you purchase a note in the secondary market at a price that is lower than the note’s remaining stated redemption price at maturity (or in the case of an OID note, the note’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to have “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period and was not previously included in income as described below. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Constant Yield Election

Instead of reporting under your normal accounting method, you may elect to include in gross income all interest that accrues on an OID note by using the constant yield method applicable to OID, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest as adjusted by any amortizable bond premium or acquisition premium.

If you have not made an election under Section 171(c)(2) of the Code to amortize bond premium, a constant yield election for a note with amortizable bond premium will result in a deemed election under Section 171(c)(2) of the Code for all of your debt instruments with amortizable bond premium acquired during the current year and all subsequent years. Similarly, a constant yield election for a note with market discount by a U.S. holder that has not made an election under Section 1278(b) of the Code to include market discount in income on a current basis will result in a deemed election under Section 1278(b) of the Code. Such a deemed election will apply to all debt instruments with market discount acquired by the U.S. holder during the current year and all subsequent years. Neither the bond premium election under Section 171(c)(2) of the Code nor the market discount election under Section 1278(b) of the Code may be revoked without the permission of the IRS.

Sale, Exchange, or Retirement of Notes

Upon the sale, exchange, retirement, or other taxable disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize from the disposition and your tax basis in the note, except that any amount realized that is attributable to accrued interest will be included in your gross income as interest income to the extent not previously included. Your tax basis in a note initially is your cost for the note. This amount is increased by any “original issue discount” or “market discount” previously included by you in income with respect to the note and is decreased by the amount of any “premium” you previously amortized and the amount of any payment (other than a payment of “qualified stated interest”) you have received in respect of the note. The terms “market discount,” “premium,” “original issue discount,” and “qualified stated interest” are defined above.

Except as discussed above with respect to market discount and certain short-term notes, gain or loss realized by you on the sale, exchange, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. Net long-term capital gain recognized by an individual U.S. Holder is currently subject to tax at a maximum rate of 15%. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Reopenings

The IRS has issued regulations regarding whether additional debt instruments issued in a reopening will be considered part of the same issue, with the same issue price and yield to maturity, as the original debt instruments for U.S. federal income tax purposes. Except as provided in a pricing supplement, we expect that additional notes issued by us in any reopening will be issued such that they will be considered part of the original issuance to which they relate.

Non-U.S. Holders

This section discusses the principal U.S. federal income tax consequences applicable to Non-U.S. holders of purchasing, owning and selling notes.

Principal (and premium, if any) and interest payments, including any OID, that you receive from us or our agent generally will not be subject to U.S. federal withholding tax. However, interest, including any OID, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if (1) you actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) you are a controlled foreign corporation for U.S. federal income tax purposes that is related to us (directly or indirectly) through stock ownership, (3) you are a bank extending credit pursuant to a loan agreement in the ordinary course of your trade or business, or (4) either (A) you do not certify to us or our agent, under penalties of perjury, that you are a Non-U.S. person and provide your name and address (which certification may be made on an IRS Form W-8BEN, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the note does not certify to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from you certifying that you are a Non-U.S. person and furnishes us with a copy of the statement.

If you are in a trade or business in the United States and interest, including any OID, on the note is effectively connected with the conduct of your trade or business, you may be subject to U.S. federal income tax on that interest and any OID in the same manner as if you were a U.S. person. You should read the material under the heading “— U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of notes. If you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments. Instead of the certification described in the preceding paragraph, if you have effectively connected interest income you must provide the payer with a properly executed IRS Form W-8ECI (or a successor form) to claim an exemption from U.S. federal withholding tax.

You will not be subject to U.S. federal income tax or withholding taxes on any capital gain or market discount you realize upon retirement or disposition of a note if the gain is not effectively connected with a U.S. trade or business carried on by you and you are not present in the United States for 183 days or more in the taxable year of retirement or disposition.

Backup Withholding and Information Reporting

In general, payments of principal, premium (if any), interest, and other amounts (including OID, if any) with respect to a note will be subject to reporting and possibly backup withholding. Reporting means that the payment is required to be reported to you and the IRS. Backup withholding means that we (or any paying agent) are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. If applicable, backup withholding will be imposed at a rate of 28%. This rate is scheduled to increase to 31% after 2012.

If you are a U.S. person (other than a corporation or certain exempt organizations), you may be subject to backup withholding if you do not supply an accurate taxpayer identification number and certify that your taxpayer identification number is correct. You may also be subject to backup withholding if the United States Secretary of the Treasury determines that you have not reported all interest and dividend income required to be shown on your U.S. federal income tax return or if you do not certify that you have not underreported your interest and dividend income. If you are not a U.S. person, backup withholding and information reporting will not apply to payments made to you if you have provided the required certification that you are a Non-U.S. person, as described under the heading “— Non-U.S. Holders,” or you otherwise establish an exemption, provided that the payor does not have actual knowledge that you are a U.S. person or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding (absent actual knowledge that you are a U.S. person). However, if the broker, custodian, nominee, or other dealer is a U.S. person or foreign broker, custodian, nominee, or other dealer with certain relationships to the United States, information reporting (but not backup withholding) generally will be required with respect to payments made to you unless the broker, custodian, nominee, or other dealer has documentation of your foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary. Alternatively, you may otherwise establish an exemption from information reporting.

Payment of the proceeds from a sale of a note to or through the U.S. office of a broker is subject to information reporting and backup withholding, unless you certify as to your status as a Non-U.S. person or otherwise establish an exemption from information reporting and backup withholding.

Any amounts withheld from your payment under the backup withholding rules would be refundable or allowable as a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Recent Legislation Relating to Foreign Accounts

Recently enacted legislation generally will impose a 30% withholding tax on interest income and the gross proceeds of a disposition of a note paid to certain foreign entities. This legislation applies to notes issued after March 18, 2012, and will apply to payments on such notes made after December 31, 2012. Generally, if a foreign financial entity enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution, then this withholding tax would not be applicable. Similarly, if a non-financial foreign entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, then this withholding tax would generally be waived. You should consult your tax advisor regarding the potential application and impact of these new requirements based on your particular circumstances.

PLAN OF DISTRIBUTION

We are offering the medium-term notes on a continuing basis through U.S. Bancorp Investments, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Keefe, Bruyette & Woods, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, nabSecurities, LLC, RBC Capital Markets, LLC, RBS Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC, which we refer to individually as an “agent” and, together, as the “agents,” who have agreed to use reasonable efforts to solicit offers to purchase these notes. We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an agent, in connection with sales of these notes resulting from a solicitation that an agent made or an offer to purchase that an agent received, a commission as agreed between us and an agent at the time of such sale. Actual commissions payable in respect of any sale of such notes will be specified in the applicable pricing supplement. We and the agent will negotiate commissions for notes with a maturity of 30 years or greater at the time of sale.

We may also sell these notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount. We have also reserved the right to sell notes directly on our own behalf, in which case no commission will be payable to the agents.

Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

We estimate that we will spend approximately $360,000 for printing, rating agency, trustee’s and legal fees and other expenses allocable to the offering of these notes.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national notes exchange, but the agents have advised us that they intend to make a market in these notes, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. Additionally, certain of the agents may be restricted in their market-making activities. No assurance can be given as to the liquidity of any trading market for these notes.

To facilitate the offering of these notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these notes. Specifically, the agents may overallot in connection with any offering of these notes, creating a short position in these notes for their own accounts. In addition, to cover overallotments or to stabilize the price of these notes, the agents may bid for, and purchase, these notes in the open market. Finally, in any offering of these notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

In the course of their respective businesses, our agents and certain of their affiliates have engaged and may in the future engage in commercial banking and/or investment banking transactions, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities with us and with our affiliates. Some of the agents and their affiliates may also be customers of, engage in transactions with and perform services for us, including our subsidiaries, in the ordinary course of business. They have received and may continue to receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The agents and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Concurrently with the offering of these notes through the agents, we may issue other debt notes under the indentures referred to in this prospectus supplement.

Conflicts of Interest

Because our affiliate, U.S. Bancorp Investments, Inc., may be participating in sales of the notes, the offering is being conducted in compliance with FINRA Rule 5121, as administered by FINRA. Each offering of the notes will be conducted in compliance with the applicable requirements of Rule 5121.

LEGAL MATTERS

The validity of the notes has been passed upon for us by Squire Sanders & Dempsey (US) LLP, Cincinnati, Ohio. Shearman & Sterling LLP, New York, New York, will pass upon certain matters for the agents. Squire Sanders & Dempsey (US) LLP and certain of its members are indebted to, and have other banking and trust relationships with, certain of our banking subsidiaries.

PROSPECTUS

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

U.S. Bancorp

Senior Notes
Subordinated Notes
Common Stock
Preferred Stock
Depositary Shares
Debt Warrants
Equity Warrants
Units
Purchase Contracts

The securities of each class may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Our common stock is listed on the New York Stock Exchange under the symbol “USB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is April 21, 2011.

i

The words “USB,” “Company,” “we,” “our,” “ours” and “us” refer to U.S. Bancorp and its subsidiaries, unless otherwise stated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we or any underwriters sell all of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010.

•	Our Current Reports on Form 8-K filed January 19, 2011, January 31, 2011, February 1, 2011 (report filed under Item 8.01 of Form 8-K), February 16, 2011, March 18, 2011, April 19, 2011 (two reports) and April 20, 2011.

•	The description of our common stock set forth in our registration statement on Form 8-A filed under the Exchange Act on October 6, 1994, by First Bank System, Inc. (now known as U.S. Bancorp), including any amendment or report filed for the purpose of updating such description.

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed under the Exchange Act on February 28, 2001, as amended by registration statement on Form 8-A filed on December 31, 2002, including any amendment or report filed for the purpose of updating such description.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668

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SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling securityholders to be identified in the future.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock and Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Senior Notes and Subordinated Notes

Our notes, including senior notes and subordinated notes, may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the notes.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our senior notes, subordinated notes, preferred stock, depositary shares or common stock.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

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Debt Warrants and Equity Warrants

We may sell warrants to purchase our senior notes, subordinated notes, shares of preferred stock, shares of our common stock or units. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future subsidiaries, repayment of maturing obligations and refinancing of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness. We will not receive any proceeds from the sales of any securities by selling securityholders.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by our counsel, Squire, Sanders & Dempsey (US) LLP, Cincinnati, Ohio. Any underwriters will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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U.S. Bancorp

MEDIUM-TERM NOTES, SERIES T (SENIOR)
MEDIUM-TERM NOTES, SERIES U (SUBORDINATED)
Due Nine Months or More From Date of Issue

PROSPECTUS SUPPLEMENT

U.S. Bancorp Investments, Inc.
BofA Merrill Lynch
Barclays Capital
Citi
Credit Suisse
Deutsche Bank Securities
Goldman, Sachs & Co.
HSBC
J.P. Morgan
Keefe, Bruyette & Woods
Morgan Stanley
nabSecurities, LLC
RBC Capital Markets
RBS
UBS Investment Bank
Wells Fargo Securities

April 21, 2011